Exhibit 99.1

NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc.	The Blueshirt Group
512.527.2921	415.828.8298
investor@valence.com	jeff@blueshirtgroup.com

Valence Technology Announces Record Second Quarter Results

Revenue of $12.7 million up 278% Year Over Year

AUSTIN, Texas, Nov 3, 2010 -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S. based global manufacturer of advanced energy storage solutions, today announced financial results for its fiscal 2011 second quarter and six-months ended September 30, 2010.

Fiscal Second Quarter 2011 Highlights

•	Revenue increased 278% to $12.7 million, compared to $3.3 million in the second quarter of fiscal 2010.

•	Gross margin increased to 22%, up from 7% in the year-ago quarter.

•	Operating loss narrowed to $2.7 million, compared to a loss of $4.4 million in the year-ago quarter.

•	Net loss available to common shareholders decreased to $3.6 million, or $0.03 per share, compared to a loss of $6.2 million, or $0.05 per share in the year-ago quarter.

•	On a sequential basis, the Company experienced a 127% growth in revenue while improving its gross margins from 17% to 22% from the first quarter of fiscal 2011.

Highlights Year to Date 2011 compared to 2010

•	Revenue increased 126% to $18.2 million, compared to $8.1 million.

•	Gross margin increased to 20%, up from 13%.

•	Operating loss narrowed to $6.3 million, compared to a loss of $9.3 million.

•	Net loss available to common shareholders decreased to $8.3 million, or $0.06 per share, compared to a loss of $12.4 million, or $0.10 per share.

Executive Commentary
“Valence posted substantial top and bottom line improvements during the second quarter driven by strong demand for our products. The driving force behind these improvements was increased sales to customers such as Segway, Smith Electric, Howard Medical, Oxygen, Wrightbus, and Enova Systems. Additionally, our decision to focus our sales efforts on commercial fleet opportunities is paying off. Applications within fleets are providing years of demanding on-the-road experience while validating our product’s safety, performance and long-life economic advantages. In summary, we believe Valence’s product reliability, technological advantages, engineering experience, and perhaps most importantly, overall company credibility are paving the way to further growth in the marine, industrial, healthcare, and stationary sector as well as other emerging markets,” commented president and chief executive officer Robert L. Kanode.

“I have previously stated that we expect this fiscal year to be a break-out year for Valence, and I am proud to say that based on our results so far this year we are meeting those expectations.  Whether our customers choose a scalable U-Charge® system or a custom pack, they are selecting a proven solution backed by years of experience and supported by trusted Valence engineering experts,” added Kanode.

Business Outlook
Valence expects its third quarter revenue to be in the range of $12 million to $14 million, which represents significant growth from the same period last year.

Conference Call and Webcast:
Valence Technology will conduct a conference call today at 3:30 p.m. CT (4:30 p.m. ET) to discuss its second quarter fiscal year 2011 financial results.  Interested parties may participate in the call by dialing (877) 375-1350 (international callers dial (253) 237-1153). No passcode is required.  The conference call will also be webcast live and can be accessed by visiting Valence's web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 6:30 p.m. CDT on November 3, 2010, through 6:30 p.m. CDT on November 24, 2010. To access the replay, please dial (800) 642-1687 and enter conference passcode 16025126. Callers outside the United States and Canada can access the replay by dialing (706) 645-9291 and entering the conference passcode mentioned above.

About Valence Technology, Inc.:
Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol "VLNC." For more information, visit www.valence.com.

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding our focused sales efforts on fleet opportunities paying off, validation of our product, paving the way to further grow in the marine, industrial, healthcare, stationary sector and other emerging markets, fiscal 2011 being a break-out year and our third quarter revenue guidance. Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments and compete effectively in the marketplace, and that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern and/or achieve our corporate goals; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; and our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base; the effects of competition; the outcome of any current or future litigation regarding intellectual property and general economic conditions. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.
SOURCE: Valence Technology, Inc.

Copyright Business Wire 2010

- more -
{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2010	March 31, 2010
ASSETS
Cash	$4,200	$3,172
Accounts Receivable	8,854	2,832
Inventory	14,221	5,597
Prepaids and Other Current Assets	2,322	1,557
Total Current Assets	29,597	13,158

Fixed Assets	4,598	4,931

Total Assets	$34,195	$18,089

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable	$12,265	$1,815
Accrued Expenses	7,659	4,566
Short Term Debt	17,002	19,853
Total Current Liabilities	36,926	26,234

Long Term Debt and Other Liabilities	63,857	62,360
Total Liabilities	100,783	88,594

Redeemable Convertible Preferred Stock	8,610	8,610

Total Stockholders’ Deficit	(75,198)	(79,115)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$34,195	$18,089

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30		March 31
	2010	2009	2010	2009

Total Revenues	$12,651	$3,347	$18,223	$8,065

Cost of Sales	9,868	3,113	14,515	7,023

Gross Margin	2,783	234	3,708	1,042

Operating Expenses	5,514	4,588	9,968	10,358

Operating Loss	(2,731)	(4,354)	(6,260)	(9,316)

Net Loss Available to Common Stockholders	$(3,624)	$(6,236)	$(8,278)	$(12,433)

Net Loss Per Share Available to Common Stockholders	$(0.03)	$(0.05)	$(0.06)	$(0.10)

Shares Used in Computing Net Loss Per Share Available to Common Stockholders, Basic and Diluted	135,719	124,937	134,073	124,302

###